Exhibit 99.2
Sound Community Bank to Acquire $17.7 Million in Deposits
and New Branch Location in Pierce County

SEATTLE, WASHINGTON, October 28, 2016 – Sound Financial Bancorp, Inc. (Nasdaq: SFBC), parent company of Sound Community Bank, today announced that the Bank has entered into an agreement with Sunwest Bank of Irvine, California to acquire approximately $17.7 million of deposits for a core deposit premium of 3.35% and its University Place, Washington branch located at 4922 Bridgeport Way West.  The cost of funds from this branch is an attractive 17 basis points and the cash received is expected to be used to pay down FHLB borrowings.  The transaction is projected to be accretive to earnings by the end of 2017.

Laurie Stewart, President and CEO of Sound Community Bank, stated: “We are very excited to expand our franchise in Pierce County by adding a second retail location in University Place in addition to our existing facility at 2941 South 38th Street.  The acquisition supports our growth strategy to capitalize on opportunities that leverage our capital while extending our market footprint.  We will take the necessary steps to ensure a smooth transition of service for these new customers while continuing our long-term commitment to providing exemplary service to all of the communities we serve.”

The Bank is not acquiring any loans as part of the transaction.  The Bank expects to retain the current branch staff at the location. The transaction is expected to close in the first calendar quarter of 2017, following approval by regulators and satisfaction of customary closing conditions.

Sound Financial Bancorp, Inc., a bank holding company established in August 2012, is the parent company of Sound Community Bank, established in 1953 and headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Ludlow and Port Angeles. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Silver, Freedman, Taff & Tiernan LLP served as Sound Financial Bancorp’s legal adviser.  Sunwest Bank was advised by Hovde Group LLC and King, Holmes, Paterno & Soriano, LLP served as legal counsel.

Forward Looking Statement Disclaimer

This press release contains statements that are not historical or current fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results for 2014 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  Certain factors which could cause actual results to differ materially from expected results include, but are not limited to, the risk the acquisition will not be integrated successfully, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  Additional factors which may cause Sound Financial Bancorp’s results to differ materially from those described in the forward-looking statements may be found in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov).  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305

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